Exhibit 10.6

Catalent Pharma Solutions
14 Schoolhouse Road
Somerset, NJ 08873
T 732 537 6200
F 732 537 6252
www.catalent.com

Private & Confidential

November 18, 2010

Dear Will:

I am pleased to confirm the terms of your assignment and transfer from Swindon to the Somerset, NJ location in your role as Senior Vice President, Global Sales & Marketing.

Salary and MIP

Effective November 1, 2010 your annual base salary of 245,000 British Pounds will be converted to 375,000 US dollars based on the average daily exchange rate during the prior six-month calendar period (i.e., January-June) and administered from Catalent’s U.S. payroll on a bi-weekly basis. You will continue to be eligible to participate in our Management Incentive Plan and your target incentive will remain at 75% of your base salary.

Health and Welfare Plans

Your assignment is effective October 11, 2010 and your anticipated duration is twenty-four (24) months. Your eligibility for the US Benefits plans (Medical, Dental and Vision, Life, Accident and Disability) is effective October 11, 2010. Details of these plans and your entitlements under the plans will be provided under separate cover.

Pension Plan

A “shadow payroll” will be established in Swindon in order to maintain your continued participation in the UK Defined Contribution Pension Plan (the “Fidelity Plan”). This payroll arrangement will also allow you to continue your participation with the UK National Insurance Contribution program (NLC). With assistance from Deloitte, Catalent will ensure that tax relief is provided via the year-end tax filing process for any employee pension contributions made during the assignment period.

Social Securitv Card

Primacy Relocation Services Destination Team will assist you in applying for a U.S. Social Security card which is needed for income tax purposes and for proper enrolment in Catalent U.S. Benefits Plans.

Shipment of Household Goods

Catalent will pay for the movement and storage of your household goods consistent with the Catalent Long-Tern International Assignment Policy for your US assignment and return to the UK.

Housing Accommodations

Catalent will pay your rental lease expenses for a period up to twenty-four (24) months from the effective date of your assignment exclusive of utilities and any other ancillary expenses. Catalent will pay the taxes due as a result of providing this benefit during the rental period.

Car and Fuel Allowance

For the two-year period of your assignment in the United States you will continue to be eligible for your car and fuel allowance which will be converted to U.S. dollars at the same exchange rate in effect for your base salary conversion and paid through the U.S. payroll (13,000 GBP x 1.5306 = 19,900 USD per year). You are responsible for any tax due on the taxable portion of this benefit.

Tax Assistance

A tax orientation meeting with Deliotte will be arranged in the very near future to discuss tax assistance and answer any questions you may have. You will be responsible for paying all taxes in any jurisdiction arising from sources of personal income, as well as your Catalent compensation with the exception of rental lease expenses as described above. The services of Deloitte will be retained to assist with preparing individual income tax returns related to your transfer period. Please note that you are responsible for filing your tax returns on a timely basis with the assistance of Deloitte.

Employment Status

Nothing in the agreement changes your employment status or guarantees continued employment while you are on this assignment. Please contact me if you have any additional questions.

Please contact me if you have any additional questions.

Yours sincerely,

/s/ Harry Weininger
Harry Weininger
SVP, Human Resources